EXHIBIT 4.2

AMENDMENT No. 4

TO

SMTP, INC.  2010 STOCK INCENTIVE PLAN

The SMTP, Inc. 2010 Employee Stock Plan (the “Plan”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1.

Paragraph 2 of the Plan shall be deleted in its entirety and replaced with the following:

2.

Administration of the Plan.

A.

The Plan shall be administered by either (i) the Board of Directors of the Company (the “Board”); or (ii) a Stock Plan Committee (the “Board Committee”), appointed by the Board, pursuant to the requirements of paragraph 2.D. herein; or (iii) a Management Stock Plan Committee (the “Management Committee”), appointed by the Board, pursuant to the requirements of paragraph 2.E. For General purposes, where the context so allows, each of the Board Committee and the Management Committee shall be referred to hereafter collectively as the “Committee”). Subject to paragraphs 2.D., and 2.E., as applicable, herein and the terms of the Plan, the Committee, if so appointed, shall have the authority to (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) to whom Non-Qualified Options, Awards and authorizations to make Purchases may be granted; (ii) determine the time or times at which Options or Awards may be granted or Purchases made; (iii) determine the option price of shares subject to each Option, which price shall not be less than the minimum price specified in paragraph 6, and the purchase price of shares subject to each Purchases; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (vii) interpret the Plan and prescribe and rescind rules and regulations relating to it.  All references in this Plan to the Committee shall mean the Board if no Committee has been appointed.  If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422A of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO.  The interpretation and construction by the Committee of any provisions of the Plan or of any Stock

Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best.  No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

B.

The Board Committee may select one of its members as its chairman, and shall hold meetings at such time and places it may determine.  Acts by a majority of the Board Committee, or actions reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Board Committee.  From time to time the Board may increase the size of the Board Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Board Committee and thereafter directly administer the Plan.

C.

Stock Rights may be granted to members of the Board in accordance with paragraph 2.D. herein and the provisions of this Plan applicable to other eligible persons.  Members of the Board who are either (i) eligible for Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan.

D.

Each transaction, i.e. each grant of Stock Rights to any eligible participant under the Plan who is an officer or director of the Company,  (i) shall be approved in advance to the granting of such right, by either the full Board or the Board Committee which shall be composed solely of two or more Non-Employee Directors; (ii) shall be approved in advance to the granting of such right, or ratified no later than the next annual meeting of shareholders, by the affirmative votes of the holders of a majority of the securities of the issuer present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the state or other jurisdiction in which the Company is incorporated; or the written consent of the holders of a majority of the securities of the issuer entitled to vote; or (iii)  shall be held by the officer or director for a period of six months following the date of such acquisition, provided that with respect to Options, at least six months shall elapse from the date of the acquisition/grant of the Options to the date of disposition of the Options (other than upon exercise or conversion) or its underlying equity security.  A Non-Employee Director is a director who is not, at the time of such grant an officer of the Company or any Related Corporation, or otherwise employed by the Company or any Related Corporation; does not receive compensation, either directly or indirectly, from the Corporation or any Related Corporation, for services rendered as a consultant or in any capacity other than a director, except for an amount that does not exceed the dollar amount for which disclosure is required pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended; does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

E.

Each transaction, i.e. each grant of Stock Rights (other than Awards and Purchases) to any eligible participant under the Plan who is not (i) a “Covered Employee” as defined in Section 162(m)(3) of the Code of 1986, as interpreted by IRS Notice 2007-49; (ii) an “officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (“Executive Officer”); or (iii) a director of the Company,  shall be approved in advance to the granting of such right, by either the full Board, the Board Committee or the full Management Committee. The Management Committee shall be composed solely of one or more Executive Officers, subject to any limitations imposed by the Board, as determined by resolution of the Board, which shall include the number of Stock Rights (other than Awards and Purchases) the Management Committee shall have the authority to grant hereunder. No member of the Management Committee may designate himself or herself as a recipient of any Stock Right. The Management Committee has no authority to grant Awards or Purchases under the Plan. Each member of the Management Committee shall serve as a member of the Management Committee at the pleasure of the Board.

2.

Paragraph 15 of the Plan shall be deleted in its entirety and replaced with the following:

15.

Term and Amendment of Plan. This Plan was adopted by the Board on June 15, 2010, subject to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders.  If the approval of the stockholders is not obtained by June 15, 2011 any grants of Stock Rights under the Plan made prior to that date will be rescinded.  The Plan shall expire on June 14, 2020 (except as to Options outstanding on that date).  Subject to the provisions of paragraph 5 above, Stock Rights may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without approval by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustments pursuant to paragraph 13); (b) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified (except by adjustment pursuant to Paragraph 13); (c) the provisions of paragraph 6 regarding the exercise price at which shares may be offered pursuant to ISO's may not be modified (except by adjustment pursuant to paragraph 13) and (d) the expiration date of the Plan may not be extended.  Except as provided in the fourth sentence of this paragraph 15, in no event may action of the Board or Stockholders alter or impair the rights of a grantee, without his consent, under any Stock Right previously granted to him.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Stock rights are granted under the Plan.

3.

All other provisions of the Plan remain in full force and effect, other than any provision that conflicts with the terms and spirit of this amendment.

Adopted by the Board of Directors on November 7, 2014